Filed under Rule 424(b)(3), Registration Statement No. 333-253293

Pricing Supplement No. 47 - Dated Monday, March 6, 2023 (To: Prospectus Dated February 19, 2021 and Prospectus Supplement Dated February 19, 2021)

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TD66	100%	1.125%			Fixed	6.800%	Semi-Annual	03/20/2026	09/20/2023	$34.76	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 3/20/2024 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.650% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.650% to the public offering price, thereby not retaining any portion of the discount as compensation.

Ford Credit Notes - Series B

Trade Date: Monday, March 13, 2023 @ 12:00 PM ET

Settlement Date: Thursday, March 16, 2023

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes - Series B $ 3,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 2-19-21 and Prospectus Supplement Dated: 2-19-21